EXHIBIT 10.2

January 9, 2003

Michael Shahbazian
1292 Estate Drive
Los Altos, CA 94024

Dear Michael,

Congratulations on accepting a position with Niku Corporation (the “Company”) as Senior Vice President and Chief Financial Officer reporting directly to me, Josh Pickus, commencing on 01-20-03. You will receive an annual salary of $225,000, less applicable withholding in accordance with our normal payroll procedures. You will have an annual bonus potential of $50,000 based on individual milestones to be agreed upon between you and the Company. Furthermore, you are eligible to receive certain employee benefits, which will be outlined in the Company’s Benefit Brochure. Like all employees, you will be entitled to vacation time and paid company holidays each year.

In connection with the commencement of your employment, the Company will recommend that its Board of Directors grant you an option to purchase 120,000 shares (post split) of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The option will vest at the rate of 1/4th after one year and 1/48th per month thereafter (so that the option is fully vested after four years). Vesting will, of course, depend on your continued employment with the Company. The option will be a non-qualified stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2001 Equity Incentive Plan and the Stock Option Agreement between you and the Company. The option will accelerate and become fully vested upon a change in control of the Company.

In addition, we have agreed that we will develop an Executive Bonus Program based on Company performance and that we will target a payoff for you under that plan at 50% of your base salary upon full achievement of Company objectives. We have also agreed that we will jointly develop and present to the Compensation Committee a proposal relating to executive severance arrangements. Both of these proposals will, of course, be subject to the approval of the Compensation Committee.

Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason. As an employee, you will be expected to abide by the Company’s policies and to devote all of your business time, skill, attention and best efforts to Company business so as to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review and execution. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

This employment offer will expire if not accepted by Friday, January 10th, 2003. To accept the offer before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Sincerely,

Niku Corporation,

BY:	/s/ Joshua Pickus
Josh Pickus
Chief Executive Officer

AGREED AND ACCEPTED:

Michael Shahbazian

                    /s/ Michael Shahbazian

Signature

                    1/10/2003

Date

enclosure: Confidential Information and Invention Assignment